Exhibit 99.1

Company Contact Jules Cassano Director of Marketing Airgain, Inc. media@airgain.com	Media Contact Anna Cahill James The Halo Agency +1 415 866 3663 anna@thehaloagency.com

Airgain Announces Newly Appointed President, Senior Vice President of Engineering, and Vice President of

Global Human Resources

SAN DIEGO, CA, January 18, 2019 -- (BUSINESS WIRE) -- Airgain, Inc. (NASDAQ: AIRG), a leading provider of advanced antenna technologies used to enable high performance wireless networking across a broad range of devices and markets, including connected home, enterprise, automotive, and Internet of Things (IoT), today announced Jacob Suen as the appointed President, Kevin Thill as the Senior Vice President of Engineering, and Kathy Pearson as the Vice President of Global Human Resources and Administration.

Newly appointed as the President of Airgain, Suen is responsible for the strategic direction of the company and driving long term growth and innovation. He brings over 20 years of worldwide sales, business development, and management experience and served for 13 years in management roles at Airgain, including Senior Vice President most recently. Suen previously served in numerous management positions as Director of Business Development, OEM/ODM Manager, and Regional Network Consultant for Paradyne Corporation, formerly a part of AT&T and a supplier of network equipment worldwide. Suen has also held various product development and engineering positions at GVN Technologies and Motorola. Suen received his M.B.A. from the University of Colorado, Masters of Electrical Engineering and Management from the University of South Florida, and B.S. in Computer and Electrical Engineering from the University of Florida.

With over 30 years of antenna design experience, Thill began his career as an Antenna Engineer at McDonnell Douglass where he worked on transport antenna systems and then at Northrop where he helped develop antenna systems for fighter planes. After leaving Northrop, Thill worked as a Senior Antenna Design Engineer at Motorola, where he was the lead design engineer for the Iridium handset antenna. He independently developed the first low-profile antenna for the two-way communications industry and then founded Antenna Plus, LLC in 1991. Thill served as owner, sole designer, marketing, sales, and more, slowly growing the company into a multi-million dollar a year business until it was bought by Airgain in 2017. He is the holder of 12 patents and counting, and was promoted to Airgain’s Senior Vice President of Engineering. He received a B.S. in Electrical Engineering from Arizona State University.

Pearson joins Airgain as the new Vice President of Global Human Resources and Administration. She has over 25 years of experience in global, growing organizations in multiple industries including biotech, medical device, nutraceuticals, financial services, hospitality, and healthcare. Most recently she led the human resources and administration functions for a global financial service company in San Diego. Pearson has held senior level Human Resources positions with Hilton Hotels, Axis Global Logistics, Marriott Hotels, and many early stage R&D organizations. Pearson earned her B.S. in Marketing and M.B.A. in Organizational Development. Pearson is assuming all the Human Resource

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San Diego, CA 92130 USA

+1 760 579 0200

initiatives at Airgain, including mergers and acquisitions, organization development, cultural integration, IT, and logistics.

“I am excited to see such a strong executive team set in place,” said interim CEO Jim Sims. “Jacob, Kevin, and Kathy each bring a high level of expertise to this company. They’ve proven their dedication and have shown an uncanny ability to work as a team, which is critical for a company like Airgain that is providing leading technology solutions on a global scale.”

Suen commented, “It is an honor to take on this new challenge and work with the rest of the management team and I am looking forward to our continued growth in new markets and technology development.”

About Airgain, Inc.

Airgain is a leading provider of advanced antenna technologies used to enable high performance wireless networking across a broad range of devices and markets, including connected home, enterprise, automotive, and Internet of Things (IoT). Combining design-led thinking with testing and development, Airgain works in partnership with the entire ecosystem, including carriers, chipset suppliers, OEMs, and ODMs. Airgain’s antennas are deployed in carrier, fleet, enterprise, residential, private, government, and public safety wireless networks and systems, including set-top boxes, access points, routers, modems, gateways, media adapters, portables, digital televisions, sensors, fleet, and asset tracking devices. Airgain is headquartered in San Diego, California, and maintains design and test centers in the U.S., U.K., and China. For more information, visit airgain.com, or follow us on LinkedIn and Twitter.

Airgain and the Airgain logo are registered trademarks of Airgain, Inc. ###

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3611 Valley Centre Drive, Suite 150

San Diego, CA 92130 USA

+1 760 579 0200